Exhibit 10.16
Amendment Letter

To: Royal Caribbean Cruises Ltd.
        1050 Caribbean Way, Miami, Florida
        33132, United States of America

Dated:  11th May 2020

Dear Sirs
We refer to:
(a)  the ICON 3 Hull no 1402 credit agreement dated 18 December 2019 (the "Agreement") made between (among others) (1) yourselves as borrower, (2) the Lenders and Residual Risk Guarantors listed therein as lenders and residual risk guarantors, (3) ourselves as Facility Agent, CIRR Agent and Documentation Agent, (4) KfW IPEX-Bank GmbH as Hermes Agent and (5) KfW IPEX-Bank GmbH as Initial Mandated Lead Arranger and sole bookrunner; and
(b)  a request sent by the Borrower to the Facility Agent (the "Request") requesting that sections 7.2.2 and 7.2.3 of the Agreement be amended to include an additional carve out for Silversea financings and corresponding liens.
The Finance Parties are willing to agree to the Request on the terms set out in this Amendment Letter.
Terms defined in the Agreement have the same meaning in this Amendment Letter unless given a different meaning in this Amendment Letter.
1.In this Letter "Effective Date" means the date on which the Agent confirms in writing to the Borrower that (i) it has received the following documents and evidence (each in form and substance acceptable to it) and (ii) the Effective Date has occurred:
(a)the agreement and acknowledgement to this Letter duly executed by the Borrower;
(b)(i) an up-to date bringdown certificate for the Borrower confirming that the corporate documents and evidence previously delivered to the Agent pursuant to the Agreement remain un-amended and in full force and effect, or, certified true copes of any that have been so amended and (ii) if applicable, directors' board resolutions authorising the due execution of this Amendment Letter;
(c)the written approval of each of FEC and Finnvera to the Agreement being amended as set out in this Amendment Letter; and
(d)the following revised draft legal opinions addressed to the Agent:
(i)a legal opinion from Watson Farley & Williams LLP, New York as to matters of Liberian law; and

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(ii)a legal opinion from Stephenson Harwood LLP as to matters of English law, each referring to the Agreement as amended by this Amendment Letter.
2. With effect from the Effective Date the Agreement shall be amended as follows:
(a)as though a new sub-paragraph (f) were inserted into Section 7.2.2 of the Agreement as follows and the full stop after the existing sub paragraph (e) were deleted and replaced by "; and":
"Indebtedness of Silversea Cruise Holding Ltd. and its subsidiaries ("Silversea") identified in Section 1 of Exhibit J."; and
(b)as though a new sub-paragraph (s) were inserted into Section 7.2.3 of the Agreement as follows and the full stop after the existing sub paragraph (r) were deleted and replaced by "; and":
"Liens on any property of Silversea identified in Section 2 of Exhibit J."; and
(c)a new Exhibit J were inserted as follows at the end of the Agreement and the index page amended accordingly:
"Exhibit J
SECTION 1: Existing Indebtedness of Silversea
(a) The obligations of Silversea or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations, (the "Existing Silversea Leases");
(b) Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time; and
(c) Indebtedness secured by Liens of the type described in Section 2 of this Schedule.
SECTION 2: Existing Liens of Silversea
(a) Liens securing the $620,000,000 in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that certain Indenture dated as of January 30, 2017;
(b) Liens on the vessels SILVER WHISPER and SILVER EXPLORER (the "Silversea Vessels") existing as of the Effective Date and securing the Existing Silversea Leases (and any Lien on a Silversea Vessel securing any refinancing of the Existing Silversea Leases, so long as such Silversea Vessel
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was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);
(c) Liens on the vessel with Hull 6280 built or to being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such vessel securing any refinancing of such bareboat charterparty); and
(d) Liens securing Indebtedness of the type described in Section 1 of this Schedule.".
3. Save as provided by this Letter, all other terms and conditions of the Agreement remain un-amended and in full force and effect.
4. This Amendment Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Letter.
5. This Amendment Letter and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of sections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of the Agreement shall apply to this Amendment Letter mutatis mutandis.
Yours faithfully

/s/ CLAUDIA COENENBERG	/s/ SVEN PETERS
Claudia Coenenberg, Vice President	Sven Peters, Vice President

for and on behalf of
KfW IPEX-Bank GmbH as Facility Agent

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On duplicate:
We confirm receipt of the Amendment Letter of which the above is a duplicate and agree and undertake to be bound in all respects by its terms and the Agreement as amended by the Amendment Letter.

/s/ LUCY SHTENKO
Lucy Shtenko, Attorney-in-Fact

for and on behalf of
Royal Caribbean Cruises Ltd. as Borrower
Dated:   11 May 2020

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